EXHIBIT i

                      APPENDIX B DATED AS OF MARCH 8, 2009
                                     TO THE
                     MUTUAL FUND CUSTODY AGREEMENT BETWEEN
                ADVISORS' INNER CIRCLE FUND II AND HANCOCK BANK

SERIES OF THE FUND:

HANCOCK HORIZON BURKENROAD FUND
HANCOCK HORIZON DIVERSIFIED INTERNATIONAL FUND
HANCOCK HORIZON GROWTH FUND
HANCOCK HORIZON STRATEGIC INCOME BOND FUND
HANCOCK HORIZON GOVERNMENT MMF
HANCOCK HORIZON VALUE FUND